October 21, 2026

Advisors Preferred Trust

2273 Research Boulevard, Suite 350

Rockville, MD 20850

Re: Advisors Preferred Trust File Nos. 333-184169 and 811-22756

Trustees:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 193 to the Advisors Preferred Trust Registration Statement (the "Registration Statement"). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 221 to the Registration Statement (the "Amendment"). We also consent to all references to us in the Amendment.

Very truly yours,

/s/

THOMPSON HINE LLP